Exhibit 99.1

Stitch Fix Announces Second Quarter of Fiscal Year 2025 Financial Results

SAN FRANCISCO, March 11, 2025 (GLOBE NEWSWIRE) -- Stitch Fix, Inc. (NASDAQ: SFIX), the leading online personal styling service, today announced its financial results for the second quarter of fiscal year 2025, ended February 1, 2025.
“Our team delivered another strong quarter, once again exceeding our expectations as we further advanced our transformation strategy,” said Matt Baer, CEO, Stitch Fix. “Our clients are responding to the improvements we’ve made to our experience, including the increased newness in our assortment, expanded Fix flexibility, and investments in stronger client-Stylist relationships. We are encouraged by our progress and remain focused on successfully executing our strategy so we can realize our vision to be the most client-centric and personalized shopping experience.”
Second Quarter Fiscal 2025 Key Metrics and Financial Highlights
•Net revenue of $312.1 million, a decrease of 5.5% year-over-year.
•Active clients of 2,371,000, a decrease of 63,000, or 2.6%, quarter-over-quarter; and a decrease of 434,000, or 15.5%, year-over-year.
•Net revenue per active client (“RPAC”) of $537, an increase of 4.3% year-over-year.
•Gross margin of 44.5%, an increase of 110 basis points year-over-year, driven primarily by higher average order values and improved product margins.
•Net loss of $6.6 million and diluted loss per share of $0.05.
•Adjusted EBITDA of $15.9 million and Adjusted EBITDA margin of 5.1%, which reflect continued cost management discipline.
•Net cash used in operating activities of $16.2 million and free cash flow of negative $19.4 million in the second fiscal quarter.
•We ended the quarter with $229.8 million of cash, cash equivalents, and investments; and no debt.
Financial Outlook
Our updated financial outlook for the third quarter of fiscal 2025, ending May 3, 2025, is as follows:

Q3 2025
Net Revenue	$311 million - $316 million	(3.6)% - (2.1)% YoY
Adjusted EBITDA	$7 million - $10 million	2.3% - 3.2% margin
Our fiscal year is a 52-week or 53-week period ending on the Saturday closest to July 31. The fiscal year 2025 is a 52-week year and the fiscal year 2024 was a 53-week year, with the extra week occurring in the fourth quarter ending August 3, 2024.
Our financial outlook for fiscal year 2025 is as follows:

Fiscal Year 2025
Net Revenue	$1.225 billion - $1.240 billion	(8.4)% - (7.3)% YoY
(6.9)% - (5.8)% YoY adjusted to a 52-week period (1)
Adjusted EBITDA	$40 million - $47 million	3.3% - 3.8% margin

(1) Full fiscal year 2024 net revenue from continuing operations has been adjusted to remove the impact of the 53rd week for year-over-year comparative purposes.

We expect both the third quarter and full fiscal year 2025 gross margin to be approximately 44% to 45%, and full fiscal year 2025 advertising expense as a percentage of revenue to be at the high end of the 8% to 9% range we provided last quarter.
Stitch Fix has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of restructuring and other one-time costs, net other income (expense), provision for income taxes, and stock-based compensation expense, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because Stitch Fix cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.
Discontinued Operations
During the first quarter of fiscal 2024, we ceased operations of our UK business and met the accounting requirements for reporting the UK business as a discontinued operation. Accordingly, our unaudited condensed consolidated financial statements reflect the results of the UK business as a discontinued operation for all periods presented. Unless otherwise noted, amounts and disclosures relate to our continuing operations.
Conference Call and Webcast Information
Matt Baer, Chief Executive Officer of Stitch Fix, and David Aufderhaar, Chief Financial Officer of Stitch Fix, will host a conference call at 2:00 p.m. Pacific Time today to discuss the Company’s financial results and outlook. A live webcast of the call will be accessible on the investor relations section of the Stitch Fix website at https://investors.stitchfix.com.
To access the call by phone, please register at the following link:
Dial-In Registration: https://register.vevent.com/register/BI3faf5066a55b46b29624686981f6118f
Upon registration, telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the webcast will also be available for a limited time at https://investors.stitchfix.com.
About Stitch Fix, Inc.
Stitch Fix (NASDAQ: SFIX) is the leading online personal styling service that helps people discover the styles they will love that fit perfectly so they always look - and feel - their best. Few things are more personal than getting dressed, but finding clothing that fits and looks great can be a challenge. Stitch Fix solves that problem. By pairing expert stylists with best-in-class AI and recommendation algorithms, the company leverages its assortment of exclusive and national brands to meet each client's individual tastes and needs, making it convenient for clients to express their personal style without having to spend hours in stores or sifting through endless choices online. Stitch Fix, which was founded in 2011, is headquartered in San Francisco. For more information, please visit https://www.stitchfix.com.
Forward-Looking Statements
This press release and the related conference call and webcast, contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact could be deemed forward looking, including but not limited to statements regarding our expectations for future financial performance, including our profitability and long-term targets; guidance on financial results and metrics for the third quarter and full fiscal year of 2025; the impact of our transformation strategy and the continuation of positive trends in our financial results and metrics; that the execution of our strategy and priorities will enable us to achieve long-term, sustainable, and profitable growth and positive free cash flow; our expectation to return to revenue growth during fiscal year 2026; that the changes we have made to our client experience will help us acquire, retain, and reactivate highly engaged clients over time and better serve our clients; our confidence that the Men’s channel can be a durable growth engine for us going forward; that our expanded Fix options, including enhanced flexibility with respect to the number of items in a Fix, will become an important driver of long-term engagement; our investments to strengthen relationships between clients and Stylists; our expectations regarding opportunities for improved performance in our Freestyle channel as a result of our data-driven initiatives; our expectation that tariffs will not impact client prices or margins in the second half of the fiscal year; that we will continue to build a stronger operational foundation that will enable us to scale and move toward growth; and our expectations regarding warehouse costs, transportation costs, gross margin, average order value, inventory levels, and advertising spend. These statements involve substantial risks and uncertainties, including risks and uncertainties related to the current macroeconomic environment; our ability to generate sufficient net revenue to offset our costs; consumer behavior; our ability to acquire, engage, and retain clients; our ability to provide offerings and services that achieve market acceptance; our data science and technology, Stylists, operations, marketing initiatives, and other key strategic areas, including the implementation of our transformation strategy; risks related to our inventory levels and management; risks related to our supply chain, sourcing of materials and shipping of merchandise; risks related to our real estate leases; our ability to forecast our future operating results; and other risks described in the filings we make with the SEC. Further information on these and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in filings we make with the SEC from time to time, including in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 2024. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.stitchfix.com. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties, and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made.

Stitch Fix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	February 1, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$113,205	$162,862
Short-term investments	105,898	84,106
Inventory, net	109,591	97,903
Prepaid expenses and other current assets	24,065	21,839
Current assets, discontinued operations	145	—
Total current assets	352,904	366,710
Long-term investments	10,734	—
Property and equipment, net	46,843	51,517
Operating lease right-of-use assets	57,404	63,780
Other long-term assets	4,753	4,857
Total assets	$472,638	$486,864
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,421	$87,058
Operating lease liabilities	22,202	21,817
Accrued liabilities	74,086	73,007
Gift card liability	7,600	6,749
Deferred revenue	9,038	9,217
Other current liabilities	5,807	5,201
Current liabilities, discontinued operations	—	502
Total current liabilities	191,154	203,551
Operating lease liabilities, net of current portion	83,121	95,685
Other long-term liabilities	606	606
Total liabilities	274,881	299,842
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.00002 par value	1	1
Class B common stock, $0.00002 par value	1	1
Additional paid-in capital	708,187	684,650
Accumulated other comprehensive income (loss)	(352)	(335)
Accumulated deficit	(480,038)	(467,253)
Treasury stock, at cost	(30,042)	(30,042)
Total stockholders’ equity	197,757	187,022
Total liabilities and stockholders’ equity	$472,638	$486,864

Stitch Fix, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
Revenue, net	$312,110	$330,402	$630,928	$695,187
Cost of goods sold	173,249	186,922	347,262	392,604
Gross profit	138,861	143,480	283,666	302,583
Gross margin	44.5%	43.4%	45.0%	43.5%
Selling, general, and administrative expenses	147,886	181,518	301,657	369,282
Operating loss	(9,025)	(38,038)	(17,991)	(66,699)
Interest income	2,663	2,673	5,595	4,921
Other income (expense), net	(79)	578	(151)	989
Loss before income taxes	(6,441)	(34,787)	(12,547)	(60,789)
Provision for income taxes	182	169	339	338
Net loss from continuing operations	(6,623)	(34,956)	(12,886)	(61,127)
Net income (loss) from discontinued operations, net of income taxes	94	(568)	101	(9,887)
Net loss	(6,529)	(35,524)	(12,785)	(71,014)
Other comprehensive income (loss):
Change in unrealized gains and losses on available-for-sale securities, net of tax	(57)	49	(17)	170
Foreign currency translation	—	—	—	(1,129)
Total other comprehensive income (loss), net of tax	(57)	49	(17)	(959)
Comprehensive loss	$(6,586)	$(35,475)	$(12,802)	$(71,973)
Loss per share from continuing operations attributable to common stockholders:
Basic	$(0.05)	$(0.29)	$(0.10)	$(0.52)
Diluted	$(0.05)	$(0.29)	$(0.10)	$(0.52)
Earnings (loss) per share from discontinued operations attributable to common stockholders:
Basic	$0.00	$(0.00)	$0.00	$(0.08)
Diluted	$0.00	$(0.00)	$0.00	$(0.08)
Loss per share attributable to common stockholders:
Basic	$(0.05)	$(0.30)	$(0.10)	$(0.60)
Diluted	$(0.05)	$(0.30)	$(0.10)	$(0.60)
Weighted-average shares used to compute loss per share attributable to common stockholders:
Basic	127,984,475	119,045,026	126,978,567	117,845,093
Diluted	127,984,475	119,045,026	126,978,567	117,845,093

Stitch Fix, Inc.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(In thousands)

	For the Six Months Ended
	February 1, 2025	January 27, 2024
Cash Flows from Operating Activities from Continuing Operations
Net loss from continuing operations	$(12,886)	$(61,127)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Change in inventory reserves	2,047	(5,137)
Stock-based compensation expense	29,931	40,967
Depreciation, amortization, and accretion	13,481	26,593
Other	54	(1,353)
Change in operating assets and liabilities:
Inventory	(13,735)	9,652
Prepaid expenses and other assets	(2,128)	6,678
Operating lease right-of-use assets and liabilities	(5,803)	(3,689)
Accounts payable	(14,945)	(22,463)
Accrued liabilities	762	8,315
Deferred revenue	(179)	(1,601)
Gift card liability	851	1,028
Other liabilities	606	401
Net cash used in operating activities from continuing operations	(1,944)	(1,736)
Cash Flows from Investing Activities from Continuing Operations
Proceeds from sale of property and equipment	—	21
Purchases of property and equipment	(7,547)	(7,427)
Purchases of securities available-for-sale	(96,554)	—
Sales of securities available-for-sale	2,468	—
Maturities of securities available-for-sale	62,659	15,970
Net cash provided by (used in) investing activities from continuing operations	(38,974)	8,564
Cash Flows from Financing Activities from Continuing Operations
Proceeds from the exercise of stock options, net	6	—
Payments for tax withholdings related to vesting of restricted stock units	(8,106)	(8,342)
Other	(93)	(388)
Net cash used in financing activities from continuing operations	(8,193)	(8,730)
Net decrease in cash and cash equivalents from continuing operations	(49,111)	(1,902)
Cash Flows from Discontinued Operations
Net cash used in operating activities from discontinued operations	(546)	(9,311)
Net cash used in financing activities from discontinued operations	—	(171)
Net decrease in cash and cash equivalents from discontinued operations	(546)	(9,482)
Effect of exchange rate changes on cash and cash equivalents	—	(550)
Net decrease in cash and cash equivalents	(49,657)	(11,934)
Cash and cash equivalents at beginning of period	162,862	239,437
Cash and cash equivalents at end of period	$113,205	$227,503
Supplemental Disclosure
Cash paid for income taxes	$621	$1,233
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Purchases of property and equipment included in accounts payable and accrued liabilities	$1,389	$897
Capitalized stock-based compensation	$1,706	$2,568

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of our financial information with additional useful information in evaluating our performance. We believe that adjusted EBITDA from continuing operations (“Adjusted EBITDA”) is frequently used by investors and securities analysts in their evaluations of companies, and that this supplemental measure facilitates comparisons between continuing operations of companies. We believe free cash flow from continuing operations (“Free Cash Flow”) is an important metric because it represents a measure of how much cash from continuing operations we have available for discretionary and non-discretionary items after the deduction of capital expenditures. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:
•Adjusted EBITDA excludes interest income and other (income) expense, net as these items are not components of our core business;
•Adjusted EBITDA does not reflect our provision for income taxes, which may increase or decrease cash available to us;
•Adjusted EBITDA excludes the recurring, non-cash expenses of depreciation and amortization of property and equipment and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•Adjusted EBITDA excludes the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•Adjusted EBITDA excludes costs incurred related to discrete restructuring plans and other one-time costs attributable to our continuing operations that are fundamentally different in strategic nature and frequency from ongoing initiatives. We believe exclusion of these items facilitates a more consistent comparison of operating performance over time, however these costs do include cash outflows; and
•Free Cash Flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments.
Adjusted EBITDA
We define Adjusted EBITDA as net loss from continuing operations excluding interest income, other (income) expense, net, provision for income taxes, depreciation and amortization, stock-based compensation expense, and restructuring and other one-time costs related to our continuing operations. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue for the period. The following table presents a reconciliation of net loss from continuing operations, the most comparable GAAP financial measure, to Adjusted EBITDA for each of the periods presented:

	For the Three Months Ended		For the Six Months Ended
(in thousands)	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
Net loss from continuing operations	$(6,623)	$(34,956)	$(12,886)	$(61,127)
Add (deduct):
Interest income	(2,663)	(2,673)	(5,595)	(4,921)
Other (income) expense, net	79	(578)	151	(989)
Provision for income taxes	182	169	339	338
Depreciation and amortization (1)	7,115	9,401	14,500	18,840
Stock-based compensation expense	17,281	21,065	29,931	40,967
Restructuring and other one-time costs (2)	548	12,019	2,974	19,969
Adjusted EBITDA	$15,919	$4,447	$29,414	$13,077
(1) For the three and six months ended January 27, 2024, depreciation and amortization excluded $3.4 million and $7.6 million, respectively, reflected as restructuring charges within restructuring and other one-time costs.
(2) For the three and six months ended February 1, 2025, restructuring charges were $0.2 million and $1.2 million, respectively, primarily in severance and employee-related benefits and other restructuring costs; and other-one time costs were $0.4 million and $1.8 million, respectively, in one-time bonuses for certain continuing employees. For the three and six months ended January 27, 2024, restructuring charges were $8.4 million and $16.3 million, respectively, and other-one time costs were $3.6 million in one-time professional services fees in both periods.

Free Cash Flow
We define Free Cash Flow as net cash flows used in operating activities from continuing operations, reduced by purchases of property and equipment that are included in cash flows from investing activities from continuing operations. The following table presents a reconciliation of net cash flows used in operating activities from continuing operations, the most comparable GAAP financial measure, to Free Cash Flow for each of the periods presented:

	For the Three Months Ended		For the Six Months Ended
(in thousands)	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
Free Cash Flow reconciliation:
Net cash used in operating activities from continuing operations	$(16,212)	$(22,295)	$(1,944)	$(1,736)
Deduct:
Purchases of property and equipment	(3,224)	(3,774)	(7,547)	(7,427)
Free Cash Flow	$(19,436)	$(26,069)	$(9,491)	$(9,163)
Net cash provided by (used in) investing activities from continuing operations	$(3,245)	$(624)	$(38,974)	$8,564
Net cash used in financing activities from continuing operations	$(4,408)	$(4,622)	$(8,193)	$(8,730)
Operating Metrics

	February 1, 2025	November 2, 2024	August 3, 2024	April 27, 2024	January 27, 2024
Active clients (in thousands)	2,371	2,434	2,508	2,633	2,805
Net Revenue per Active Client	$537	$531	$533	$525	$515
Active Clients
We define an active client as a client who checked out a Fix or was shipped an item via Freestyle in the preceding 52 weeks, measured as of the last day of that period. Clients check out a Fix when they indicate what items they are keeping through our mobile application or on our website. We consider each Women’s, Men’s, or Kids account as a client, even if they share the same household.
Net Revenue per Active Client
We calculate net revenue per active client based on net revenue over the preceding four fiscal quarters divided by the number of active clients measured as of the last day of the period.

IR Contact: ir@stitchfix.com	PR Contact: media@stitchfix.com